Contact:	Tricia J. Richardson
Senior Manager, Investor Relations
Novavax, Inc.
1 240-268-2031

NOVAVAX Elects James F. Young to its Board of Directors

Rockville, MD (April 7, 2010)–/PRNewswire-FirstCall/-Novavax, Inc. (NASDAQ:NVAX) announced today that it has appointed James F. Young, Ph.D., to its Board of Directors.  Dr. Young will be an independent Board Member effective immediately.

Dr. Young has over 30 years of experience in the fields of molecular genetics, microbiology, immunology and pharmaceutical development.  He was previously President of Research and Development, including responsibility for regulatory affairs, at MedImmune where he was instrumental in the development of FluMist® and Synagis®.  In 2005, Dr. Young was awarded the Albert B. Sabin Humanitarian Award.  Prior to MedImmune, Dr. Young was influential in building the department of molecular genetics at Smith Kline & French Laboratories (now part of GlaxoSmithKline) and culminated as director, department of molecular genetics.

“We are very pleased to welcome such an accomplished and distinguished member of the biotech industry to Novavax’s Board of Directors,” said Stan Erck, Executive Chairman of Novavax Board of Directors.  “His extensive experience and knowledge in the vaccine arena will be a tremendous advantage to Novavax as the company moves forward to advance our pipeline products.”

Prior to GlaxoSmithKline, Dr. Young was on the faculty of the department of microbiology at Mount Sinai School of Medicine in New York, NY.  Dr. Young received his doctorate in microbiology and immunology from Baylor College of Medicine in Houston, Texas and Bachelor of Science degrees in biology and general science from Villanova University.

About Novavax
Novavax, Inc. is a clinical-stage biotechnology company creating novel vaccines to address a broad range of infectious diseases worldwide, including H1N1, using advanced proprietary virus-like-particle (VLP) technology.  The company produces potent VLP-based recombinant vaccines utilizing new and efficient manufacturing approaches.  Novavax is committed to using its VLP technology to create country-specific vaccine solutions.  The company has formed a joint venture with Cadila Pharmaceuticals, named CPL Biologicals, to develop and manufacture vaccines, biological therapeutics and diagnostics in India. Additional information about Novavax is available on the company’s website: www.novavax.com.

Forward Looking Statement
Statements herein relating to future performance, conditions or strategies and other matters, including expectations regarding the development of the Company’s vaccines are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  Novavax cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, including the Company’s ability to progress its product candidates in preclinical or clinical trials; clinical trial results; even if the data from preclinical studies or clinical trials is positive, the product may not prove to be safe and efficacious; the rate and progress of manufacturing scale-up; and the Company’s ability to obtain adequate financing in the future through product licensing, co-promotional arrangements, public or private equity or debt financing or otherwise.  Further information on the factors and risks that could affect Novavax’s business, financial conditions and results of operations, is contained in Novavax’s filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and Novavax assumes no duty to update forward-looking statements.

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